P.O. Box 4323 Houston, TX 77210 (713) 381-6500	Exhibit 99.1
Enterprise GP Holdings Elects Creel and
Teague to Board of Directors
     Houston, Texas (October 30, 2009)—Enterprise GP Holdings L.P. (NYSE: EPE) today announced that Michael A. Creel and A.J. “Jim” Teague have been elected to the board of directors of its general partner, effective October 27, 2009. Each currently serves as an executive officer of Enterprise Products Partners L.P. (NYSE: EPD), as well as a member of the board of directors of the general partner of Enterprise Products Partners, and will continue in those capacities.
     Mr. Creel was elected to his current position as president and chief executive officer of the general partner of Enterprise Products Partners in August of 2007. He served as executive vice president for the general partner of Enterprise Products Partners from 2001 to 2007 and was elected senior vice president in 1999. A certified public accountant with 30 years of experience in the energy industry, Mr. Creel held a number of executive management positions with Shell affiliate Tejas Energy and NorAm Energy Corp. prior to joining Enterprise.
     Mr. Teague is currently an executive vice president and the chief commercial officer of the general partner of Enterprise Products Partners, a position he has held since July of 2008. He joined Enterprise in 1999 as executive vice president through the partnership’s acquisition of Shell Oil Company’s midstream energy business in Louisiana and Mississippi. Prior to his tenure at Enterprise, Mr. Teague was a member of the senior management teams at affiliates of Shell Oil Company, MAPCO Inc. and Dow Chemical Company.
     Enterprise GP Holdings is one of the largest publicly traded GP partnerships. It owns the general partner of Enterprise Products Partners L.P., as well as limited partner interests in the same entity. It also owns non-controlling general partner and limited partner interests in Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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